April 20, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen,

We are the former independent auditors for Lexington Resources, Inc. (the "Company"). We have read the Company's current report on Form 8-K dated April 20, 2006 (the "Form 8-K") and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants